Exhibit  3.3

CERTIFICATE OF MERGER OF

RPG28 MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

QUALIGEN, INC.

(a Delaware corporation)

Qualigen, Inc., a Delaware corporation (“Qualigen”), which desires to merge with RPG28 Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Ritter Pharmaceuticals, Inc. (“Ritter”), pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), and in lieu of filing the agreement of merger required by Section 251 of the DGCL, does hereby certify as follows:

1.       The name and the state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
RPG28 Merger Sub, Inc.	Delaware
Qualigen, Inc.	Delaware

2.       An Agreement and Plan of Merger, dated as of January 15, 2020, and as amended on February 1, 2020 and March 26, 2020 (as so amended, the “Merger Agreement”), by and among Ritter Pharmaceuticals, Inc., a Delaware corporation, Merger Sub, and Qualigen has been approved, adopted, certified, executed and acknowledged by both of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware and also by Ritter to the extent so required by law.

3.       Qualigen shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Qualigen, Inc.

4.       The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit A attached hereto (the “Surviving Corporation Certificate of Incorporation”), until thereafter amended in accordance with the General Corporation Law of the State of Delaware.

5.       The executed Merger Agreement is on file at the office of the Surviving Corporation at 2042 Corte Del Nogal, Carlsbad, California 92011.

6.       A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

7.       This Certificate of Merger, and the merger provided for herein, shall become effective at 8:08 p.m. Eastern Time, on May 22, 2020.

In Witness Whereof, Qualigen, Inc. has caused this Certificate of Merger to be executed by the undersigned, its authorized officer, as of May 22, 2020.

QUALIGEN, INC.

By:	/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	President and Chief Executive Officer

Exhibit A

Amended and Restated Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUALIGEN, INC.

1.       The name of the Corporation is Qualigen, Inc.

2.       The Registered Office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this corporation may be served is Corporation Service Company.

3.       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.       The total amount of stock this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $0.01 per share.